UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 25, 2012 (January 17, 2012)

NET SAVINGS LINK, INC.
formerly, Calibert Explorations, Ltd.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

101 North Garden Avenue, Suite 240
Clearwater, FL   33755
(Address of principal executive offices and Zip Code)

(727) 442-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On January 17, 2012 we entered into a Consulting Agreement with Wakabayashi Fund LLC., a Japanese Limited Liability Company (“WFLLC”) wherein WFLLC is to provide us with institutional market awareness and public relations services.  The term of the agreement is six months.  The consideration for WFLLC’s services is 2,000,000 restricted shares of common stock which were issued on January 24, 2012.

On January 17, 2012 we entered into a second Consulting Agreement with Wakabayashi Fund LLC., a Japanese Limited Liability Company (“WFLLC”) wherein WFLLC will attempt to arrange financing for the purpose of working capital as an institutional intermediary.  The term of the agreement is six months.  The consideration for WFLLC’s services is 7% of all funds raised by WFLLC.  In addition, WFLLC will receive 2,000,000 restricted shares of common stock if WFLLC raises a minimum of $1,000,000 during the six month term of the agreement.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

On January 17, 2012 we entered into a Consulting Agreement with Wakabayashi Fund LLC., a Japanese Limited Liability Company (“WFLLC”) wherein WFLLC is to provide us with institutional market awareness and public relations services.  The term of the agreement is six months.  The consideration for WFLLC’s services is 2,000,000 restricted shares of common stock which were issued on January 24, 2012.   The 2,000,000 restricted shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended in that the transaction took place outside the United States of America and WFLLC is not a US person.

ITEM 9.01      EXHIBITS.

Exhibit	Document Description

10.1	Agreement Wakabayashi Fund LLC. - institutional market awareness.
10.2	Agreement Wakabayashi Fund LLC. - financing services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 25th day of January 2012.

NET SAVINGS LINK, INC.

BY:	DAVID SALTRELLI
David Saltrelli, President
President, Principal Executive Officer, Principal Accounting Officer and a member of the Board of Directors